STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of the ____ day of February, 2007, by and among PC Net (the “Buyer”), The Seven Corporation of Virginia, Inc., a Virginia corporation (the “Company”), and IceWeb, Inc., a Delaware corporation (the “Seller”).

In consideration of the respective representations, warranties, covenants, and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                PURCHASE AND SALE. On the terms and conditions set forth in this Agreement, as of the Closing, the Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase and acquire from the Seller free and clear of all liens, encumbrances and restrictions (“Liens”), 1,000 shares of common stock of the Company, constituting all of the issued and outstanding securities of the Company (the “Securities”). The consideration for the Securities and the other agreements herein shall be the full release set forth herein and the waiver of certain amounts that may be owed by Seller to Buyer. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of IceWEB, located at 205 Van Buren St., Suite 150, Herndon, VA 20170 on the date hereof.

2.            DELIVERABLES. At Closing, the Seller shall deliver or cause to be delivered to the Buyer: (a) a certificate for the Securities, duly endorsed for transfer to the Buyer; and (b) all records, documents and files of the Company, including without limitation, all minute books, stock records, internal accounting records, corporate seal and business files, as regularly kept by the Company, in either electronic and/or paper format and (c) any consents required by any third parties in connection with this Agreement and (d) copies of resolutions of the Company and Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (e) resignations of each officer and director of the Company dated as of the date hereof.

3.          REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER.

The Company and the Seller jointly and severally represent and warrant to the Buyer the following matters as of the date hereof:

3.1 Organization; Authority; Binding. Each of the Company and Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company is qualified to do business and in good standing in the Commonwealth of Virginia. Except as limited by Addendum A attached hereto, the Company has full corporate power and authority to own, lease and operate its property, and has full power and authority to carry on its business as now conducted and to enter into and to perform this Agreement.  Each of the Company and the Seller have the requisite corporate or other power and authority to execute and deliver this Agreement and the other deliverables referenced in Section 2 (the “Deliverables”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Deliverables have been duly executed by Company and the Seller and delivered to Buyer, and constitute the legal, valid and binding agreement of Company and the Seller, enforceable against Company and the Seller in accordance with its terms.

3.2 Title; Capitalization.  The Seller owns good, valid and marketable title to the Securities, free and clear of any and all Liens (including any spousal interests, community or otherwise). Upon delivery of the Securities to the Buyer on the date of Closing in accordance with this Agreement and upon the consummation of the Transaction, good, valid and marketable title to the Securities, free and clear of any and all Liens, will pass to the Buyer.  The Securities (i) have been duly and validly issued; (ii) are fully paid and nonassessable; and (iii) are held of record by the Seller. There are no outstanding or authorized equity or stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, membership agreements or any other agreements or understandings with respect to the voting of the Securities. There are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests or capital stock of the Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party or by which the Company is bound relating to any shares of the Securities or any other equity securities of the Company, whether or not outstanding.

3.3. No Breach. The execution, delivery and performance of this Agreement and the other Deliverables and the consummation of the transactions contemplated hereby by Company and the Seller do not and will not violate the Company’s organizational documents, and laws, rules and regulations, foreign and domestic (each, “Law”) applicable to the Company or seller or any Company contracts or agreement.

3.4 Compliance With Laws. To the knowledge of the Seller, the Company has complied with all Laws applicable to the Company and its business and assets. To the knowledge of the Seller, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order, or audit, examination or investigation, of any nature pending, rendered, or threatened by or against Company.

3.5 Payable; Receivables; Tax Matters. To the knowledge of the Seller, except as limited by Addendum A attached hereto, Schedule 3.5 lists all of the Liabilities and receivables of the Company. The Company has timely filed all Tax Returns required to have been filed in respect of the Company and all Taxes of the Company required to have been paid or reserved, have been fully and timely paid or reserved. As used herein, “Liabilities” means any and all debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, liquidated or unliquidated, or determined or determinable, “Tax” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority and “Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of Company.

4.         REPRESENTATIONS AND WARRANTIES OF BUYER.

The Buyer represents and warrants to the Company and the Seller the following matters as of the date hereof:

4.1 Authority; Binding. The Buyer has full power and authority to execute and deliver this Agreement and the other Deliverables to which the Buyer is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Deliverables to which Buyer is a party have been duly executed by Buyer and delivered to Seller, and constitute the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

4.2. No Breach. The execution, delivery and performance of this Agreement and the other Deliverables to which Buyer is a party and the consummation of the transactions contemplated hereby by Buyer do not and will not violate any Laws applicable to the Buyer or any Buyer contracts or agreement.

4.3 Disclosure of Assets and Liabilities. To the knowledge of Buyer, and except as limited by Addendum A attached hereto, Buyer has disclosed all of the Company’s assets and liabilities to Seller.

4.4 Acknowledgments Regarding the Securities. Buyer acknowledges the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be resold unless the Securities are registered under the Act or an exemption from such registration is available. The Buyer represents and warrants that he is acquiring the Securities for his account for investment, and not with a view to the sale or distribution of the Securities. The certificate representing the Securities contains a legend thereon incorporating language as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws.”

5.         INDEMNIFICATION.

5.1 Indemnification by Seller. The Seller shall indemnify and hold harmless the Buyer, its affiliates, and each of their respective shareholders, trustees, directors, officers, employees, agents and representatives (collectively, the “Buyer Parties”) against and from and in respect of any and all Losses which arise or result from (a) (i) any inaccuracy in or breach of any representation or warranty made by the Seller or the Company, (ii) the non-fulfillment by the Seller or the Company of any unwaived covenant or agreement, in each case, as contained in this Agreement or in any of the other Deliverables, or (iii) any Liabilities of the Company incurred as of the Closing Date that are not directly related to the business of the Company, or (b) enforcing Buyer Parties’ indemnification rights provided for hereunder. “Losses” means all actions, proceedings, investigations, charges, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees.

5.2 Indemnification by Buyer. The Buyer shall indemnify and hold harmless the Seller, its affiliates and subsidiaries, and each of their respective shareholders, trustees, directors, officers, employees, agents and representatives (collectively, the “Seller Parties”) against and from and in respect of any and all Losses which arise or result from (a) (i) any inaccuracy in or breach of any representation or warranty made by the Buyer, or (ii) the non-fulfillment by the Buyer or the Company of any unwaived covenant or agreement, in each case, as contained in this Agreement, or (b) enforcing Seller Parties’ indemnification rights provided for hereunder.

5.3 Survival of Representations and Warranties. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, after the Closing (a) the representations and warranties made in Sections 3.1, 3.2, 3.3, 4.1, and 4.2 shall survive without limit and (b) all other representations and warranties shall survive until the date 24 months after the Closing. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely.

6.         OTHER AGREEMENTS

6.1 Confidentiality. The Buyer, the Company, and the Seller shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information obtained by each with respect to the Buyer, the Company, or the Seller and negotiations preceding this Agreement, including the terms of this Agreement (the “Confidential Information”), and each will use such Confidential Information solely in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing limitation, no party to this Agreement shall be required to keep confidential or return any Confidential Information that (a) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; or (c) is required to be disclosed pursuant to Law including public company reporting requirements (provided the other parties are given reasonable prior notice).

6.2 Release and Covenant Not to Sue. Except as set forth in the last sentence of this Section 6.2, each party hereto (the “Releasing Party”), for such party and such party’s heirs, successors, assigns, subsidiaries, affiliates, officers, directors, and shareholders does hereby release each other party and their officers, directors, stockholders, agents, employees, successors, assigns, subsidiaries and affiliates (the “Released Party”) from and against any and all claims, demands, obligations, agreements, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which any Releasing Party now has, has ever had or may hereafter have against the Released Parties arising on or prior to the Closing or on account of or arising out of any matter occurring on or prior to the Closing, and whether or not relating to claims pending on, or asserted after, the Closing. From and after the Closing, each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released hereby. Notwithstanding anything to the contrary contained herein, (a) Buyer does not release any claim against the Company (but does release all such claims against the Seller) for any compensation due and owing as of the Closing and (b) no party releases any claim that such party has, has ever had or may hereafter have against any other party under this Agreement or any agreement entered into in connection with this Agreement.

6.3 Asset List; Certain Payables; Expenses. For the avoidance of doubt, the parties agree that the assets listed on Schedule 6.3 are Company assets. If an asset is not on this list but is owned by the Company, it shall remain an asset of the Company after the Closing. EXCEPT AS SET FORTH IN SECTIONS 3 AND 4 OF THIS AGREEMENT, THE COMPANY WARRANTS ONLY GOOD TITLE TO THE COMPANY ASSETS. THE COMPANY AND THE SELLER DISCLAIM ANY AND ALL OTHER WARRANTIES WITH RESPECT TO COMPANY ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SAID ASSETS ARE IN “AS IS CONDITION WITH ALL FAULTS”. All amounts owed by the Company to the Seller, including any inter-company receivable, prior to the date hereof are hereby forgiven and terminated.

6.4 Restrictive Covenants. The Seller agrees that neither it nor its affiliates will, until at least two years after the Closing of the Transaction, (a) engage in the staffing services business, as that business has been conducted by the Company (the “Company Business”), but the Seller and its subsidiaries may and will continue to sell computer hardware, software, bandwidth, professional services, and related goods and services, including network engineering, maintenance, help desk, software development and business process engineering (“Seller’s Business”) and to the extent that the sale or service of power supplies is an incidental aspect of Seller’s Business, neither Seller nor any of its subsidiaries shall in any way be restricted from engaging in such business, and Seller may engage in Seller’s Business with, and sell goods and services to, any current, prior, or future customer or prospect of the Company, (b) directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit (on such person’s or entity’s own behalf or on behalf of any other person or entity) any individual or entity to terminate his, her or its service (whether as an employee or independent contractor) with the Company, or (c) induce, attempt to induce, solicit, or otherwise cause, directly or indirectly, any “Company Customer” (which shall include for this purpose any person or entity who was a Company customer within the previous 18 months or who has currently received a proposal to provide goods or services from the Company) to (i) cease being a client or customer of or to not become a client or customer of the Company, or (ii) to reduce the amount of business of such Company Customer from the Company, or otherwise to discontinue or alter, in a manner adverse to the Company, such business relationship. Buyer agrees that it will not engage in Seller’s Business, except to the extent that an incidental aspect of the Company Business may overlap with Seller’s Business, and neither Buyer, nor the Company, shall in any way be restricted from engaging in the Company Business because of such incidental services.

6.5 Stock and Options. The Seller agrees and acknowledges that the Buyer shall continue to own the stock (the “Seller Stock”) and options (the “Seller Options”) described on Schedule 6.5 after the Closing. The Seller Options shall remain subject to the Seller’s option plan and related documents. Other than restrictions imposed by securities laws, the Seller and Buyer acknowledge that the Seller Stock is not subject to any restrictions imposed by the Seller or any stockholders or similar agreement to which the Seller is a party. The Seller and the Buyer further agree that the Buyer will provide limited consulting services to the Seller for the next 6 months. These services shall relate to providing transitional service that Buyer believes are reasonable and are needed by Seller to ensure that the business of the Company is properly severed from the business of the Seller.

 6.6 Transitional Services; Further Assurances. For 6 months following the Closing, the Seller shall continue to provide all web hosting services and e-mail services to the Company that it provided prior to the Closing at no cost to the Company, however, that, following the Closing, except as directed by Company, Seller shall not directly or indirectly, access, reveal, report, publish disclose or transfer any of the Company’s files, e-mails or any other information maintained by Seller pursuant to Seller providing the web hosting and e-mail services. Seller will turn over all website code, files, mail and other documentation related to the Company promptly after the Closing and/or its receipt thereof. The Seller shall forward all calls related to the Company or its business to Buyer for at least one year after Closing. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor).

7.         ANCILLARY MATTERS. Except as otherwise expressly set forth herein, each party shall bear its respective legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement. Each party has been represented by counsel. No rule of construction to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision shall apply. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Seller, the Company and the Buyer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer may assign all or any portion of this Agreement to any affiliate of Buyer. All notices, demands and other communications pertaining to this Agreement shall be in writing. Notices shall be deemed given five (5) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier/delivery service that issues a receipt or other confirmation of delivery.  Unless otherwise specifically agreed in writing to the contrary the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same. This Agreement and the other documents explicitly referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

8.              CHOICE OF LAW; JURISDICTION. This Agreement is to be construed and governed by the Laws of the State of Delaware, with respect to any matter relating to the corporation law as it applies to Seller; and the law of the Commonwealth of Virginia for all other purposes (without giving effect to principles of conflicts of Laws). Buyer, Company and Seller irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement, including without limitation with respect to the indemnification provisions, shall be brought in any state court located in Fairfax County, Virginia (or in any court in which appeal from such courts may be taken), and party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

PC Net

By: ______________________
Name: ____________________
Title: _____________________

COMPANY:

The Seven Corporation of Virginia

By: ______________________
Name: ____________________
Title: _____________________

SELLER:

IceWeb, Inc.

By: ______________________
Name: ____________________
Title: _____________________

Addendum A

Although Seller has been in control of the administrative duties of the Company, Buyer has been conducting the day-to-day business of the Company for some time. Seller is not apprised of all of Buyer’s day-to-day activities in conducting the business of the Company. All of Seller’s and the Company’s representations with respect to the activities of the Company are expressly limited by, and subject to, the acts and omissions (if any) of Buyer. Furthermore, all of Buyer’s representations with respect to the activities of the Company are expressly limited by, and subject to, the acts and omissions (if any) of Seller. Neither the Seller nor the Company in any way represents or warrants any of the acts and omissions (if any) of Buyer that have not been expressly ratified by the Seller and the Company. Buyer in no way represents or warrants any of the acts and omissions (if any) of Seller on behalf of the Company that have not been expressly ratified by the Company.

Schedule 3.5

Liabilities and Receivables

Liabilities

Ameeta Chopra	$43,740.00
PC NET	11,024.00
Naquib Hatami	892.00
Michael Malone	6,552.00
Darrick Elmore	3,475.00
Preferred Office Club	135.00
Monster.com	$1033.50

Total Liabilities:	$66,851.50

Assets / Receivables

PO189526L3, Document 93662	$3,832.50
PO189526L3, Document 93663	2,800.00
PO189526L3, Document 93664	1,960.00
PO189526L3, Document 93665	11,400.00
PO189526L3, Document 93666	980.00
PO118447-V2	8,400.00
PO198918 Line #2	12,000.00
PO209527-L1	4,865.00
PO189526-L4	875.00
PO209527-L2	4,375.00
Salary Paid to Andrew Pikul	5,625.00
Vacation Accrual	324.51
Social Sec/Medicare Taxes Paid	433.12
Healthcare/Benefits Employer Paid	248.09

Total Receivables:	$58,118.22

Schedule 6.3

Company Assets

The Company’s assets include: One laptop computer, all Company e-mails and Company files (both hard copy and electronic) and all past due faxes, orders, contracts, and mail with regard to Company business.